Exhibit 99.1

T-Mobile Announces Proposed Offering of Senior Notes

May 10, 2021

BELLEVUE, Wash.—(BUSINESS WIRE)— T-Mobile US, Inc. (NASDAQ: TMUS) (“T-Mobile”) announced today that T-Mobile USA, Inc., its direct wholly-owned subsidiary (“T-Mobile USA”), plans to offer, subject to market and other conditions, 2.250% Senior Notes due 2026, 3.375% Senior Notes due 2029 and 3.500% Senior Notes due 2031 in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). T-Mobile USA intends to use the net proceeds from the offering to redeem all or a portion of its 6.000% Senior Notes due 2023 and 6.000% Senior Notes due 2024.

The notes will be offered and sold only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A and in offshore transactions in reliance on Regulation S under the Securities Act. The notes and related guarantees will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, the guarantees or any other securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on T-Mobile management’s current expectations. Such statements include, without limitation, statements regarding the planned offering of the notes and statements regarding the intended use of proceeds from the offering of the notes. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including, without limitation, prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect T-Mobile and its results is included in T-Mobile’s filings with the SEC, which are available at http://www.sec.gov.

T-Mobile US Media Relations

MediaRelations@T-Mobile.com

or

Investor Relations

investor.relations@t-mobile.com

Source: T-Mobile US, Inc.